UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 15, 2025

Opendoor Technologies Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-39253	30-1318214
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

410 N. Scottsdale Road, Suite 1600
Tempe, AZ	85288
(Address of principal executive offices)	(Zip Code)

(480) 618-6760
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $0.0001 par value per share	OPEN	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On August 15, 2025, Opendoor Technologies Inc. (the “Company”) announced that Carrie Wheeler has stepped down as the Company’s Chief Executive Officer and as a member of the Board, effective August 15, 2025. Ms. Wheeler has agreed to serve as an advisor to the Board of Directors (the “Board”) to assist in a smooth transition of her role through the end of 2025. Ms. Wheeler’s resignation was not the result of any disagreement with the Company on any matter related to the Company’s operations, policies or practices.

On August 15, 2025, the Board appointed Shrisha Radhakrishna as President of the Company and designated Mr. Radhakrishna as the Company’s interim principal executive officer.  Mr. Radhakrishna will report directly to the Board.  The Board is engaged in a comprehensive search process to identify a permanent successor to Ms. Wheeler.

The Board of the Company has also appointed Eric Feder as the Lead Independent Director, effective immediately, to assist the Board in its oversight responsibilities during the transition.

Mr. Radhakrishna previously served as the Company’s Chief Technology & Product Officer since November 2024. Prior to that he served as Chief Technology & Product Officer at LegalZoom.com, Inc. (“LegalZoom”), a legal technology company, from November 2021 to November 2024 and as Legal Zoom’s Chief Technology Officer from August 2020 to November 2021. Mr. Radhakrishna also served in various leadership roles at Intuit Inc., a business software company, for over a decade, including as Vice President of Product Development from August 2016 to August 2020. Mr. Radhakrishna holds a B.E. in Information Sciences from Bangalore University in India and an M.B.A. from Northwestern University’s Kellogg School of Management.

In connection with Ms. Wheeler’s resignation, the Company has entered into an Advisory Agreement with Ms. Wheeler, dated August 15, 2025 (the “Advisory Agreement”). Pursuant to the Advisory Agreement, Ms. Wheeler has agreed to provide advisor services to the Board in order to ensure an orderly transition of the Chief Executive Officer role, beginning on August 15, 2025 through December 31, 2025 (the “Advisory Term”). During the Advisory Term, Ms. Wheeler will be entitled to receive cash compensation of $62,500 per month upon completion of each month of services during the Advisory Term, and reimbursement of COBRA premiums.  In addition, Ms. Wheeler’s outstanding time-based equity awards will continue to vest during the Advisory Term, subject to Ms. Wheeler providing advisor services pursuant to the Advisory Agreement through each applicable vesting date.  In the event that the Advisory Agreement is terminated by the Company prior to December 31, 2025 other than for Cause (as such term is defined in the Advisory Agreement), then Ms. Wheeler will be entitled to receive the compensation payable under the Advisory Agreement through December 31, 2025 as though she continued to provide advisor services pursuant to the Advisory Agreement through December 31, 2025.

The Company intends to file an amendment to this filing containing any information called for in this Item 5.02 that is not determined or is unavailable at the time of this filing, such as material compensation arrangements for Mr. Radhakrishna, if any, within four business days after the information is determined or becomes available.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Opendoor Technologies Inc.

Date: August 15, 2025	By:	/s/ Selim Freiha
	Name:	Selim Freiha
	Title:	Chief Financial Officer